Exhibit 4.22


              DATE                                     7 APRIL 2003
              -----------------------------------------------------



                                RADICA UK LIMITED

                                  DENIS HORTON

                              RADICA GAMES LIMITED









                              EMPLOYMENT AGREEMENT













                                   Macfarlanes
                                10 Norwich Street
                                 London EC4A 1BD

                              CGS/558093/2135167.8
                                  23 March 2004
                                     Draft 1



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                                    CONTENTS

CLAUSE                                                                      PAGE

2     Definitions                                                              1
3     Employment                                                               6
4     Term of Employment                                                       7
5     Expense Reimbursement                                                    8
6     Compensation                                                             9
7     Stock Options                                                            9
8     Confidentiality and Restrictions                                        12
9     Notice to New Employers                                                 15
10    Termination                                                             16
11    Benefit and Binding Effect                                              17
12    Guarantee                                                               18
13    Counterparts                                                            18
14    Governing law                                                           18
15    Entire Agreement                                                        19
16    Validity of Provisions                                                  19
17    Modifications or Discharge                                              19
18    Notices                                                                 19
19    Number and Gender                                                       20



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                              EMPLOYMENT AGREEMENT

DATE                                                               7 April 2003

PARTIES

1 RADICA UK LIMITED, registered in England and Wales under number 2535134, whose registered office is at The Old Stables, Munns Farm, Cole Green, Hertfordshire SG14 2NL ("Radica UK")

2 DENIS HORTON who resides at 31 Bedford Road, Moor Park, Northwood HA6 2AY ("the Executive")

3 RADICA GAMES LIMITED, a Bermudan company registered under company number 023696 having a registered address at Clarendon House, Church Street, Hamilton, HM11, Bermuda.

RECITALS

A Radica UK is engaged in the sale of electronic and mechanical gifts and games designed and manufactured by the Radica Group.

B The Executive has substantial executive management experience in similar businesses.

C Radica UK desires to secure the services of the Executive, and the Executive is willing to provide such services, each upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

1        DEFINITIONS

         For the purposes of this Agreement, the parties hereby adopt the following definitions:

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         BOARD: the Board of Directors of Radica;

         CAUSE:

         (i) breach by the Executive of a fiduciary obligation to any member of Radica Group;

         (ii) commission by the Executive of any act or omission to perform any act (excluding an omission attributable to the Executive's Total Disability) which results in serious adverse consequences to any member of Radica Group;

         (iii) breach of any of the Executive's agreements set forth in this Agreement including, but not limited to, continual failure to perform substantially his duties with Radica Group, excessive absenteeism or dishonesty;

         (iv) any attempt by the Executive to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Radica (except in respect of any delegation by the Executive of his employment duties hereunder to other executives of Radica Group in accordance with its usual business practice);

         (v) the Executive being charged or indicted for, or making a written confession of, a felony or any crime involving moral turpitude under the laws of the United Kingdom or the United States or any of its states other than an offence under those countries' respective Road Traffic Acts for which a non-custodial penalty is imposed;

         (vi)   death of the Executive;

         (vii) the Executive becomes mentally ill or incompetent to manage his business affairs; or

         (viii) the filing of any petition or other proceeding seeking to find the Executive bankrupt or insolvent;

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         CHANGE IN  CONTROL:  shall be deemed to have  occurred  if, at any time after the commencement of the Executive's employment hereunder:

         (i) individuals who, on the date of this Agreement, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Radica in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Radica as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

         (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange
                Act) becomes a "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Radica representing 50% or more of the combined voting power of Radica's then outstanding securities eligible to vote for the election of the Board (the "Radica Voting Securities") or any person who beneficially owns 50% of the Radica Voting Securities increases their beneficial ownership by more than 5%; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Radica or any member of the Radica Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by Radica or any member of the Radica Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive);

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         (iii)  the  consummation  of a merger,  consolidation,  statutory share exchange or similar form of corporate transaction involving Radica or any member of the Radica Group that requires the approval of Radica's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business
                Combination"),   unless  immediately   following  such  Business
                Combination: (A) more than 50% of the total voting power of (x) the company resulting from such Business Combination (the "Surviving Company"), or (y) if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Company (the "Parent Company"), is represented by Radica Voting Securities that were outstanding
                immediately   prior  to  such  Business   Combination   (or,  if
                applicable, is represented by shares into which such Radica Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Radica Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company or an existing Radica shareholder, with greater than 50% beneficial ownership
                of  the  Radica   Voting   Securities   prior  to  the  Business
                Combination, whose percentage beneficial ownership compared to the other Radica shareholders in existence immediately prior to the Business Combination does not change on consummation of the Business Transaction), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company and (C) at least majority of the members of the board of directors of the Parent Company, if there is no Parent Company the Surviving Company) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in
                (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

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         (iv)   the   stockholders   of  Radica   approve  a  plan  of  complete
                liquidation or dissolution of Radica or the consummation of a sale of all or substantially all of Radica's assets.

                Notwithstanding the foregoing, a Change in Control of Radica shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Radica Voting
                Securities as a result of the acquisition of Radica Voting Securities by Radica which reduces the number of Radica Voting Securities outstanding; provided, that if after such acquisition by Radica such person becomes the beneficial owner of additional Radica Voting Securities that increases the percentage of outstanding Radica Voting Securities beneficially owned by such person, a Change in Control of Radica shall then occur."

                COMPETITIVE ENTERPRISE: means any business enterprise that either (A) engages in, designs, develops, manufactures, markets or sells products in any of the following lines of business as defined by NPD Group, Inc: (i) electronic handheld and tabletop games, (ii) youth electronics, or (iii) video game accessories, or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity;

                EXECUTIVE: Denis Horton;

                GOOD REASON: shall mean the occurrence within twelve months after a Change in Control of any of the following events without the Executive's express written consent: (i) the assignment to the Executive of duties inconsistent with his position and status as an executive of Radica UK, or a substantial alteration in the nature, status or prestige of the Executive's responsibilities with Radica UK from those in effect immediately prior to such Change in Control; or (ii) a reduction in the Executive's base salary or bonus at the rate most recently approved by the Board prior to the occurrence of such Change in Control; or (iii) the person to whom the Executive reports, directly or indirectly, is no longer Pat Feely; or (iv) any other material adverse change in the terms or conditions, including location and travel, of the Executive's employment hereunder following the occurrence of such Change in Control;

                1994 PLAN: the 1994 stock option plan adopted by Radica, as amended from time to time;

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                RADICA: Radica Games Limited;

                RADICA GROUP: Radica and any other corporation or other entity which at the relevant time is more than fifty percent (50%) owned, directly or indirectly, by Radica;

                RESTRICTED TERRITORIES: the United Kingdom, the Channel Islands, the Isle of Man, the Republic of Ireland, France, Germany, Austria, Belgium, Czech Republic, Greece, Holland, Italy, Portugal, Scandinavia, Spain, Switzerland and any other country in which Radica or any company within the Radica Group is resident or otherwise carries on business at the Termination Date;

                SPECIAL CHANGE IN CONTROL:

                (a) the consummation of a merger, consolidation, statutory share exchange, short form merger or similar form of corporate transaction involving Radica or any member of the Radica Group including by way of acquisition of shares (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the company resulting from such Business Combination (the "Surviving Company"), or (y) if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Company (the "Parent Company"), is represented by Radica Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Radica Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Radica Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company or an existing Radica shareholder, with greater than 50% beneficial ownership of the Radica Voting Securities prior to the Business Combination, whose percentage beneficial ownership compared to the other Radica

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                     shareholders in existence immediately prior to the Business
                     Combination does not change on consummation of the Business Transaction), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of
                     the  outstanding   voting  securities   eligible  to  elect
                     directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving
                     Company)   following  the   consummation  of  the  Business
                     Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                (b) The consummation of a sale of all or substantially all of Radica's assets (a "Sale") in one or a series of related transactions. For purposes of this Agreement, a sale of assets representing 50% or more of the book value, revenues or net income of Radica shall be deemed to be a sale of "substantially" all of the assets of Radica;

                TERMINATION: according to the context, the termination of this Agreement or the cessation of rendering employment services by the Executive;

                TOTAL DISABILITY: the Executive becoming disabled to an extent which renders him unable to perform the essential functions of his job, with or without reasonable accommodation, for a cumulative period of twelve (12) weeks in any twelve (12) month period.

2        EMPLOYMENT

2.1 Commencing 7 April 2003, Radica UK Limited hereby employs the Executive and the Executive hereby accepts employment by Radica UK Limited to serve as its Managing Director. In such capacity, the Executive has responsibility for sales and distribution of Radica's products in Europe and Radica's European Operations generally. The Executive shall perform services of an executive nature consistent with his office with and employment by Radica UK as may

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         from time  to time  be  assigned or  delegated  to him  by the Board of
         Directors of Radica.

2.2 The Executive will, unless prevented by sickness, injury or other incapacity or otherwise agreed by the Board, devote his full business time and attention to his duties under this Agreement. There are no normal hours of work applicable to the Executive but he shall work such hours as may be necessary for the proper performance of his duties. The Executive shall not be entitled to receive any additional remuneration for work outside normal office hours. The Executive agrees, for the purposes of Regulation 5 of The Working Time Regulations 1998 (the "Regulations"), that Regulation 4 of the Regulations does not apply to him. Radica UK and the Executive agree that the Executive's consent, for the purposes of this Clause 2.2, shall continue indefinitely provided that the Executive may withdraw such consent at any time by giving Radica UK three months' notice of his wish to do so.

2.3 The Executive shall perform his duties under this Agreement principally in the United Kingdom and Europe from offices located in the United Kingdom. It is contemplated that the Executive will also frequently travel to the offices of Radica Group in Texas, California and Hong Kong. Air travel and other travel arrangements will comply with current Radica Group policies respecting class of travel, etc.

2.4 Radica Group will provide the Executive, including his spouse and children with medical and dental benefits, as provided to other officers of similar seniority of Radica Group.

2.5 Radica Group will pay to the Executive a car allowance of (pound)10,000 per annum to be paid in equal monthly instalments in arrears (subject to deduction of applicable tax and national insurance), with each such instalment paid at the same time as instalments of salary in accordance with Clause 5.1.

2.6 The Executive shall have five (5) weeks paid vacation during each year of this Agreement taken at such times as mutually convenient to the Executive and Radica Group. This vacation is in addition to paid UK bank holidays that are allowed under Radica UK policy.

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3        TERM OF EMPLOYMENT

3.1 This Agreement and the Executive's employment hereunder shall commence as of 7 April 2003 and shall continue thereafter unless and until terminated by Radica UK upon twelve (12) months' notice in writing or by the Executive upon six (6) months' notice in writing such notice expiring at any time.

3.2 Notwithstanding Clause 3.1 above, this Agreement may be terminated without notice by Radica UK for Cause, by Radica UK without Cause, by Radica UK in the event of Total Disability of the Executive, or by the Executive following a Change in Control if after such Change in Control, the Executive has Good Reason for such Termination.

3.3 On termination of this Agreement pursuant to Clause 3.1 above, or by Radica UK for Cause, all benefits and compensation shall cease as of the date of such Termination.

3.4 On termination of this Agreement by Radica UK without Cause, or in the event of Total Disability or by the Executive for Good Reason in the event of a Change in Control, (i) Radica UK will continue to pay the Executive his annual salary for twelve months from the date of such Termination, (ii) Radica UK or Radica Group will continue to provide medical and dental benefits to the Executive for twelve months from the date of Termination on the same basis and at the same Executive cost at the date of Termination, (iii) Radica UK will continue to pay the Executive his car allowance for twelve months after the date of Termination, and (iv) the Executive's stock options will be treated as set forth in Clause 6 hereof.

4        EXPENSE REIMBURSEMENT

4.1 The Executive will be entitled to reimbursement by Radica UK for reasonable and proper business expenses paid by him on behalf of Radica UK in the course of his employment hereunder on presentation to Radica UK of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient to establish:

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4.1.1    the amount, date, and place of each such expense;

4.1.2 the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

4.1.3 the names, occupations, addresses, and other information sufficient to establish the business relationship to Radica Group of any person who was entertained by the Executive.

5        COMPENSATION

5.1 Radica UK agrees to pay the Executive, and the Executive agrees to accept from Radica UK, for the services to be rendered by him hereunder a salary at the rate of(pound)125,000 per year payable in equal monthly instalments in arrears. The Executive shall receive annual salary reviews by the Board on or around April in each year commencing 2004, provided that his salary may be reduced but not below(pound)125,000 per year. After a Change in Control, the Executive's salary shall not be reduced below the level immediately prior to the Change in Control.

5.2 The Executive shall be considered for annual bonuses pursuant to the Radica Games Bonus Policy for officers of Radica Group. The Radica Games Bonus Policy describes potential amounts of bonus which may be earned in respect of each fiscal year, but with no mandatory amount for any particular employee.

5.3 In the event of a Special Change in Control that occurs on or before 31 March 2004 or as a result of the signing on or before 31 March 2004 of a definitive agreement that will result in a Special Change in Control the Executive will be entitled to a special bonus of(pound)125,000 ("the Special Bonus") to be paid by Radica UK within 7 days after the Special Change in Control takes effect provided that the Executive complies continuously and in all respects with his obligations under Clause 7 below and regardless of whether or not the Executive's employment is terminated.

5.3.1 In the event of a Special Change in Control which occurs as a result of the signing of a definitive agreement on or after 1 April 2004, the Executive shall be

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         entitled  to  payment  of the  Special Bonus  upon  termination  by the
         Company without Cause;

5.3.2 If the Executive breaches any of his obligations under Clause 7 below such part of the Special Bonus up to the full amount as Radica UK may in its sole discretion determine shall become payable as a debt on demand to Radica UK.

5.4 A contracting out certificate is not in force in respect of the Executive for the purposes of the Pension Schemes Act 1993. If Radica Group institutes a retirement, bonus or other benefit plan which applies generally to executive officers of Radica Group of similar status to the Executive, the Executive shall be entitled to participate therein, but not to the extent such benefits would be duplicative of the benefits herein.

5.5 All payments by Radica UK shall be subject to required withholdings including taxes.

6        STOCK OPTIONS

6.1 The Executive is to be granted 60,000 stock options under the 1994 Plan (the "Stock Options") at an exercise price the same as the market price of Radica stock at the date of this Agreement.

6.2      Subject to the provisions of this Clause 6;

6.2.1 The Stock Options shall vest and become exercisable 33.3% per year for each year the Executive is employed by Radica Group following the date of grant, with the vesting dates occurring on the first three anniversaries of the date of grant of the Stock Options.

6.3 The number of shares subject to the Stock Options will be adjusted for stock splits and reverse splits; Provided that such number of shares shall not be adjusted if Radica should otherwise change or modify its capitalisation, including but not limited to the issuance by Radica of new securities (including options or convertible securities), ESOPs or other employee stock plans. It is the intent of the parties that the stock subject to the Stock Options shall be subject to dilution, except for stock splits and reverse splits.

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6.4      (i) as of the date of Termination in the event of Termination  pursuant to Clause 3.1 or Termination by Radica UK for Cause or by the Executive without the consent of Radica UK or (ii) twelve (12) months after the date of Termination in the event of Termination by Radica UK without Cause or by the Executive for Good Reason in the event of a Change in Control (unless Clause 6.6 of this Agreement applies in which case this Clause 6.4 shall not apply to the Executive's Stock Options) or the Total Disability of the Executive (each of such applicable dates being called a "Determination Date") the Executive shall forfeit the Stock Options (measured by percentages of the stock subject to the Stock Options), and they shall expire, as follows:

6.4.1 if the Determination Date is within the first year after the date the Stock Option is granted (the "Grant Date") then the Executive shall forfeit 100% of the Stock Options;

6.4.2 if the Determination Date is after the end of the first year and within the second year after the Grant Date, the Executive shall forfeit 66.6% of the Stock Options;

6.4.3 if the Determination Date is after the end of the second year and within the third year after the Grant Date, the Executive shall forfeit 33.3% of the Stock Options.

6.5 In any event the Stock Options shall expire to the extent not previously exercised on the tenth anniversary of the Grant Date. Otherwise, the Executive may at any time within ninety (90) days following the Determination Date exercise his right to purchase stock subject to the Stock Options, but subject to the foregoing provisions respecting vesting and forfeiture.

6.6 Upon the occurrence of a Change in Control under the 1994 Plan, all of the Executive's then outstanding stock options in Radica shall vest and become immediately exercisable. If the Executive is terminated by Radica UK without Cause after a definitive agreement for a transaction described in Sections 9 (a) (i) or (ii) of the 1994 Plan has been approved by the shareholders of Radica, but before such transaction is consummated, the Executive's stock options shall vest on the date of such termination without Cause.

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6.7      The Executive shall have no right to sell, alienate,  mortgage, pledge, gift or otherwise transfer the Stock Options or any rights thereto, except by will or by the laws of descent and distribution, and except as specifically contemplated in the 1994 Plan. In any event, any transfer must comply with applicable U.S. state and federal securities laws.

6.8 Upon Termination, the Executive shall have no claim against Radica for loss arising out of ineligibility to exercise any Stock Options granted to him or otherwise in relation to the 1994 Plan or any other stock option plan adopted by Radica and the rights of the Executive shall be determined by the provisions of this Clause 6 and the rules of the 1994 Plan.

6.9 In the event of any conflict between the rules of the 1994 Plan and the terms of this Clause 6, the terms of this Clause 6 shall take precedence.

7        CONFIDENTIALITY AND RESTRICTIONS

7.1 The Executive understands and agrees that he has been exposed to (or had access to), and may be further exposed to (or have access to), confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of Radica Group, including, without limitation, customer or supplier requirements, notes, drawings, writings, designs, plans, specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively "Confidential Information"). Notwithstanding the above, the following shall not be considered "Confidential Information" within the meaning of this sub-Clause: (i) information known to the Executive or to the public at the date of this Agreement; and (ii) information which hereafter becomes known to the public through no fault of the Executive. Accordingly, except as permitted or required in the performance of his duties for Radica Group, the Executive agrees during the term of his employment not to disclose, divulge, make public, utilise, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information relating to Radica Group's business unless specifically authorised in writing by Radica to do so.

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

7.2 The Executive waives irrevocably all Moral Rights (as defined in Chapter IV of Part I of the Copyright, Designs and Patents Act 1988) in any works produced during his employment in which copyright is vested in Radica UK or Radica Group whether by virtue of this Clause 7.2 or otherwise. The Executive shall promptly communicate and disclose to Radica Group all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data ("Proprietary Information") obtained, developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by the Executive or coming into his possession during the employment period concerning any Proprietary Information used or developed by Radica Group, or by the Executive, shall be the sole exclusive property of Radica Group. The Executive shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

7.3 Upon Termination, the Executive shall not take with him any of the Confidential Information or Proprietary Information. Upon Termination, or at any time upon the request of Radica or Radica UK Limited, the Executive shall promptly deliver all Confidential Information and Proprietary information, and all copies thereof, to Radica with no cost or charge to Radica. Upon request by Radica, the Executive shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the Confidential Information and Proprietary Information by a company in Radica Group, or the transfer and assignment of the Confidential Information and Proprietary Information to a company in Radica Group without cost or charge. The provisions of this Clause 7 shall survive any Termination of this Agreement.

7.4 Except as indicted in 7.4.2, the Executive shall not without the previous written consent of the Board during the course of his employment:

7.4.1 directly or indirectly engage or be interested in any business other than that of Radica UK or any company in the Radica Group; or

7.4.2    hold   any    directorship   of   any    company,   except   the   non-
         executive directorship of DNA International, provided always that there are no current or future conflicts of interest (as defined in the Radica Games Limited Code of Conduct) between the Executive's employment and the business of DNA International and provided

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

         that the Executive's involvement in the business of DNA International is subject to the prior consent of the Executive's supervisor, is limited to official board meetings only and does not interfere with the Executive's proper performance of his duties for Radica UK;

         save that he may be interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange in the United Kingdom or in the United States of America.

7.5 The Executive acknowledges that during the course of his employment he will be privy to Confidential and Proprietary Information and that he will make, maintain and develop personal knowledge of, influence over and valuable contacts with customers, suppliers, staff and third parties. The Executive therefore covenants with Radica UK that:

7.5.1 he will not in the Restricted Territories for the period of one year following Termination directly or indirectly in competition with Radica UK or Radica Group engage in business with or be in any way interested in or connected with any Competitive Enterprise which engages in or carries on within any part of the Restricted Territories any business which competes with any business carried on by Radica UK or Radica Group as at Termination in which the Executive was involved on behalf of Radica UK or Radica Group at any time within the twelve months immediately preceding Termination;

7.5.2 he will not in the Restricted Territories for the period of one year following Termination directly or indirectly:-

         7.5.2.1 interfere with or, in competition with Radica UK or Radica Group in relation to any Competitive Enterprise which competes with any business carried on by Radica UK or Radica Group at Termination in which the Executive was involved on behalf of Radica UK or Radica Group at any time within the twelve months immediately preceding Termination, offer or agree to provide, or provide goods or services of any description to, or solicit or endeavour to entice away from Radica UK or Radica Group the
                     custom  of  any   person, firm  or  body  corporate  which,

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

                     at any time during the period of twelve months immediately preceding Termination, has been a Customer, or in the habit of dealing with, Radica UK or Radica Group or which, at any time during that period, was to his knowledge negotiating with Radica UK or Radica Group in relation to the provision of goods or services by Radica UK or Radica Group;

         7.5.2.2 interfere or seek to interfere with contractual or other trade relations between Radica UK or Radica Group and any of its or their respective suppliers in existence or under negotiation at any time during the period of twelve months immediately preceding Termination;

         7.5.2.3 solicit the services of or endeavour to entice away from Radica UK or Radica Group any director, senior or managerial the Executive or consultant of Radica UK or Radica Group known personally to the Executive (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) or knowingly employ, assist in or procure the employment by any other person, firm or body corporate of any such person.

7.6      The Executive agrees that the restrictions  contained in Clause 7.4 and
         7.5 shall apply in relation to all Customers and suppliers with whom he personally has had dealings on behalf of Radica UK notwithstanding that such Customers and suppliers may have been introduced to Radica UK or Radica Group by the Executive before or during his employment with Radica UK. He further agrees that if any of the restrictions in Clause
         7.4 and 7.5 is held to be void or ineffective for any reason, but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

7.7 For purposes of the Agreement, a "Customer" means any customer or prospective customer of Radica, Radica UK or their affiliates to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with his relationship with or employment by Radica UK or Radica Group, and "solicit" means any direct or

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

         indirect communication of any kind, regardless of who initiates it, that in any way directly or indirectly invites, advises, encourages or requests any person to take or refrain from taking any action.

7.8 The restrictions contained in each sub-clause of Clause 7.4 and 7.5 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

8        NOTICE TO NEW EMPLOYERS

8.1 Before the Executive either applies for or accepts employment with any other person or entity for the period of one year immediately following Termination, the Executive will provide the prospective employer with written notice of the provisions of Clause 7 of this Agreement

9        TERMINATION

9.1 Upon Termination the Executive shall immediately resign without claim for compensation for loss of office (but without prejudice to any claim he may have against Radica UK arising out of any breach of this Agreement by Radica UK) from such offices held by him in Radica UK and any company in the Radica Group and from any other offices he may hold as nominee or representative of Radica UK and any company in the Radica Group, and Radica UK is irrevocably authorised by the Executive to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to such resignations.

9.2 If either party gives notice to terminate this Agreement, the Executive agrees:

9.2.1    that  for   a  period  not  exceeding   twelve  months  the  Board  may
         in its absolute discretion require the Executive not to perform any of his duties and may require him not to have any contact with clients or customers of Radica UK or Radica Group nor any contact (other than purely social contact) with such the Executives of Radica UK or Radica Group as the Board shall determine and/or may exclude

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

         him from any premises Radica UK or Radica Group (without providing any reason for doing so); and

9.2.2 that such action on the part of Radica UK shall not constitute a breach of this Agreement nor shall the Executive have any claim against Radica UK in respect of any such action;

         Provided always that throughout such period the Executive's salary and other benefits shall not cease to be paid or provided (unless and until his employment is terminated).

9.3 Radica UK may elect to terminate the contract immediately and make a payment of salary in lieu of any applicable period of notice. For the avoidance of doubt, the right of Radica UK to make a payment in lieu of notice does not give rise to any right of the Executive to receive such payment.

10       BENEFIT AND BINDING EFFECT

         This Agreement shall inure to the benefit of and be binding upon Radica UK and its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of Radica UK or any corporation with or into which it may be consolidated or merged. Radica UK may assign its rights and obligations to another present or future member of Radica Group. The rights and obligations of the Executive hereunder may not be delegated or assigned, except that the Executive may, without the prior consent of any member of Radica Group, assign to his spouse, or to a family member, proceeds of payments resulting from his death or a disability which, in either case, occurs after a termination of this Agreement.

11       GUARANTEE

11.1 The obligations of Radica UK to the Executive under the terms of this Agreement will be guaranteed by Radica for as long as Radica is the parent company of Radica UK.

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

11.2 In the event of the sale of Radica UK or the transfer of its business outside the Radica Group the obligations of Radica UK under the Agreement will be guaranteed by Radica for a period of one year following the sale or transfer.

12       COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13       GOVERNING LAW

         This agreement shall be governed by and construed in accordance with the law of England and Wales. The parties submit to the non-exclusive jurisdiction of the English Courts as regards to any claim, dispute or matter out of or relating to this Agreement.

14       REIMBURSEMENT OF EXPENSES

         If any dispute shall arise under this Agreement involving termination of the Executive's employment with Radica UK after a Change in Control or involving the failure or refusal of Radica UK to perform fully in accordance with the terms hereof, Radica UK shall reimburse the Executive on a current basis, for all reasonable legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute (regardless of the result thereof), regardless of whether or not the Executive's claim is upheld by a court of competent jurisdiction; provided, however that the Executive shall be required to repay any such amounts to Radica UK to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Executive was frivolous or advanced by the Executive in bad faith.

15       ENTIRE AGREEMENT

15.1 This Agreement sets forth and is an integration of all of the promises, agreements, conditions and understandings among the parties hereto with respect to all matters contained or referred to herein, and all prior promises, agreements, conditions,

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

         understandings, warranties or representations, oral, written, express or implied, are hereby superseded and merged herein.

15.2 This Agreement replaces all previous contracts of service or other employment arrangements between the Executive and Radica UK or any member of the Radica Group, which shall have no further effect as from the date of this Agreement.

16       VALIDITY OF PROVISIONS

         Should any provision(s) of this Agreement be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

17       MODIFICATIONS OR DISCHARGE

         This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto.

18       NOTICES

         Any notice which either party may wish to give to the other parties hereunder shall be deemed to have been given when actually received by the party to whom it is addressed. Notices by the Executive to either Radica UK or Radica Games shall be sent to both of them. Notices hereunder may be sent by courier, mail, telefax, telegram or telex, to the following addresses, or to such other addresses as the parties may from time to time furnish to each other by like notice:

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

         To.      Radica Games Limited
                  180 South Lake Avenue
                  Suite 440
                  Pasadena
                  California 91101
                  USA
                  Attention:   Patrick S Feely
                  Telephone:   (626) 744 1150
                  Telefax:     (626) 744 1155

         To:      The Executive:

                  Mr. Denis Horton
                  31 Bedford Road
                  Moor Park
                  Northwood
                  NA6 2AY


19       NUMBER AND GENDER

         In this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.


IN WITNESS whereof, the parties have executed this Agreement as of the day and year first above written.


SIGNED by                           )/s/ Patrick S. Feely
for and on behalf of RADICA UK      )
LIMITED                             )




SIGNED by DENIS HORTON              )/s/ Denis Horton





SIGNED by                           )/s/ Patrick S. Feely
for and on behalf of RADICA         )
GAMES LIMITED                       )




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